FORM 4 o Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

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 1.  Name and Address of Reporting Person*

       SAFFELL, CHARLES R.

 2.  Issuer Name and Ticker or Trading
Symbol

       THE TITAN
CORPORATION            (TTN)

 6.  Relationship of Reporting Person(s) to
Issuer
       (Check all applicable)

       _
_
Director                    _____  10%
Owner
       _X_
Officer
                     _____  Other

                 (give
title below)
              (specify
below)

                    Senior
Vice
President

 (Last)     (First)
(Middle)

 3033 SCIENCE PARK ROAD

 3.  I.R.S. Identification
      Number of Reporting
      Person, if an entity
      (voluntary)

 4.  Statement for Month/Day/Year

        NOVEMBER 4, 2002

 (Street)

 SAN DIEGO, CA  92121

5.  If Amendment, Date of Original
     (Month/Day/Year)

 7.  Individual or Joint/Group Filing
       (Check Applicable Line)

      _X__  Form filed by
One Reporting Person
      ____  Form filed by More
than One Reporting Person

 (City)     (State)
(Zip)

 Table I — Non-Derivative Securities
Acquired, Disposed of, or Beneficially Owned

 1.
 Title of Security
 (Instr. 3)

 2.
 Transaction Date
 (Month/Day/Year)

 2A.
 Deemed Execution Date,
 if any (Month/Day/Year)

 3.
 Transaction Code
 (Instr. 8)

 4.
 Securities Acquired
 (A) or Disposed of
 (D) (Instr. 3, 4 and 5)

 5.
 Amount of Securities
 Beneficially Owned
 Following Reported
 Transactions(s)
 (Instr. 3 and 4)

 6.
 Ownership Form:
 Direct (D) or
 Indirect (I)
 (Instr. 4)

 7.
 Nature of Indirect
 Beneficial
 Ownership
 (Instr. 4)

 Code

 V

 Amount

 (A) or (D)

 Price

 COMMON
 STOCK

 November 4, 2002

 S

 6,045

 D

 $12.978

 -0-

Table II — Derivative Securities
Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible
securities)

 1.
 Title
 of
 Derivative
 Security
 (Instr.3)

 2.
 Conversion
 or
 Exercise
 Price of
 Derivative
 Security

 3.
 Trans-
 action
 Date
 (Month/
 Day/
 Year)

 3A.
 Deemed
 Execution
 Date, if
 any
 (Month/
 Day/
 Year)

 4.
 Trans-
 action
 Code
 (Instr. 8)

 5.
 Number of
 Derivative
 Securities
 Acquired
 (A) or
 Disposed of
 (D)
 (Instr. 3, 4
 and 5)

 6.
 Date
 Exercisable
 and
 Expiration
 Date
 (Month/
 Day/Year)

 7.
 Title and
 Amount of
 Under-
 lying
 Securities
 (Instr. 3
 and 4)

 8.
 Price of
 Derivative
 Security
 (Instr. 5)

 9.
 Number of
 Derivative
 Securities
 Beneficially
 Owned
 Following
 Reported
 Transaction(s)
 (Instr. 4)

 10.
 Ownership
 Form of
 Derivative
 Securities:
 Direct
 (D) or
 Indirect (I)
 (Instr. 4)

 11.

 Nature of
 Indirect
 Beneficial
 Ownership
 (Instr. 4)

 Code

 V

 (A)

 (D)

 Date
 Exer-
 cisable

 Expira-
 tion
 Date

 Title

 Amt.
 or
 # of
 Shares

Employee Stock Options
(right to buy)

93,186(1)

 D

 Explanation of Responses:
 (1)  Amount carried forward from Form 4 previously filed
by the reporting person for September 25, 2002.

          /s/ Charles
R. Saffell, Jr.

 **Signature of Reporting Person

     November 6,
2002
 Date

 Reminder:

 Report on a separate line for each class of securities
beneficially owned directly or indirectly.

 *

 If the form is filed by more than one reporting person,
see Instruction 4(b)(v).

 **

 Intentional misstatements or omissions of facts constitute
Federal Criminal Violations
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 Note:

 File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for
procedure.